Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Gerald T. Mulligan
President & CEO (978) 725-7555
LSB Corporation Announces Solid Fourth Quarter 2009 Financial Results,
2009 Deposit Growth of 21% and Loan Growth of 19%,
Increases Quarterly Cash Dividend by 40%
NORTH ANDOVER, MA, — (MARKET WIRE) — January 27, 2010 — LSB Corporation (NASDAQ-LSBX) (the “Company”) today announced fourth quarter 2009 net income of $795,000, or $0.18 per diluted common share, as compared to $3.7 million, or $0.82 per diluted common share, for the fourth quarter of 2008. Net income for the twelve months ended December 31, 2009 totaled $3.8 million, or $0.85 per diluted common share, versus a net loss of $(2.7) million, or $(0.61) per diluted common share, for the same period in 2008. Excluding the impact of the non-cash impairment charge and related tax benefits on the investments in Fannie Mae and Freddie Mac incurred in 2008, normalized net income for the fourth quarter of 2008 would have been $848,000 and $3.8 million for the twelve months ended December 31, 2008.
At December 31, 2009, assets totaled $816.6 million, an increase of $55.3 million or 7.3% from December 31, 2008. The 2009 increase reflects local loan growth of $84.0 million or 18.6% from December 31, 2008. The corporate loan portfolio increased by $59.0 million or 18.5% while the retail loan portfolio increased by $25.0 million or 18.7%. This loan growth was offset and partially funded by maturities and regular amortization of collateralized mortgage obligations and mortgage-backed securities totaling $79.3 million and sales of investments of $28.0 million.
At December 31, 2009, deposits totaled $492.8 million, an increase of $84.1 million or 20.6% from December 31, 2008. River Bank’s focus on attracting and retaining core deposits produced favorable results in 2009. During 2009, core deposits (savings, money market, NOW and demand deposit accounts) increased by $34.4 million, $30.0 million, $3.5 million and $6.8 million, respectively. Certificates of deposit increased by $9.4 million. Total borrowed funds decreased during 2009 by $17.4 million or 6.3% and totaled $259.1 million as of December 31, 2009.
President and CEO Gerald T. Mulligan stated, “Our attention to customer service and competitive pricing continues to produce substantial growth in both credit-worthy, locally-based loans and attractive, local, core deposits. In the fourth quarter, we completed several major initiatives. Through the redemption of all the preferred stock and repurchase of all the warrants issued in connection with our participation in the U.S. Treasury’s Capital Purchase Plan, the Company is now completely separated from the TARP program. Through the issuance of $6 million subordinated debt, regulatory capital was strengthened and, through prepayments of several high cost Federal Home Loan Bank advances and replacing much of it with lower cost, longer-term advances, earnings vulnerability to increased interest rates has been reduced. The combination of strengthened capital and removal of all TARP controls permits us to begin restoring our dividends. I am pleased to announce a dividend increase of 40% to $0.07 per share.
“While delinquencies and non-performing loans increased during 2009, we are working with borrowers in either modifying their loans as needed or as they pursue various exit strategies. I am encouraged that our loan charge-offs during 2009 were relatively low and our coverage of the allowance to non-performing loans at year-end 2009 remained relatively strong at 119%.
“Lastly, we recently opened our new Lawrence branch which has been greeted with enthusiasm by the community as evidenced by the level of new deposit accounts opened during the first two weeks of business. This represents the second new branch within 12 months. When other banks are retrenching and retreating from the communities they serve, we are working to grow the customer base by improving the customer experience and thereby, increase the value of our franchise.”
The largest negative factors affecting net income in 2009 were the increase in FDIC deposit insurance premiums, which totaled $231,000 for the fourth quarter of 2009 as compared to $37,000 in the comparable quarter in 2008, as well as the preferred stock dividend and accretion of $656,000 in the fourth quarter of 2009. Offsetting the impact of the increased deposit insurance premiums and preferred stock dividends were gains on sales of investments of $803,000. Included in the year-to-date results for 2009 were total FDIC deposit insurance premiums of $1.3 million, which included a special FDIC deposit assessment of $370,000, and preferred stock dividends and accretion totaling $1.2 million. Total deposit insurance expenses were $83,000 in 2008. Offsetting the significant deposit insurance costs and preferred stock dividends for the year ended December 31, 2009 were gains on sales of investments totaling $1.8 million versus none in 2008.
The Company’s net interest margin increased during 2009 from 2.50% for the twelve months ended December 31, 2008 to 2.56% in 2009. Net interest margin also increased from 2.59% in the third quarter of 2009 to 2.63% in the fourth quarter of 2009. The improvement in the margin is partially caused by a shift in the mix of assets as higher yielding loans replace maturing investments combined with lower cost deposits.
At December 31, 2009, non-performing loans totaled $6.0 million and 1.12% of total loans as compared to $3.5 million and 0.68%, respectively, as of September 30, 2009 and $2.6 million and 0.58%, respectively, as of December 31, 2008. The increase in non-performing loans during 2009 resulted from multiple properties, including loans secured by either commercial or residential real estate collateral. Non-performing loans at year-end 2009 included two commercial real estate loans for $3.3 million that were less than 90 days past due but, because of reduced occupancy, do not have an earnings stream sufficient to keep the loans current as well as $415,000 that we expect will be guaranteed by the SBA. Total loan delinquencies under 90 days at December 31, 2009 amounted to $5.7 million as compared to $486,000 at December 31, 2008 and included three loans for $4.8 million that have experienced a reduction in the income generating cash flows but are expected to stay at 30 days past due.
The allowance for loan losses in total and as a proportion of total loans as of December 31, 2009 equaled $7.2 million and 1.34%, respectively, as compared to $5.9 million and 1.30%, respectively, as of December 31, 2008. The Company recorded a provision for loan losses of $540,000 in the fourth quarter of 2009 as compared to $450,000 for the fourth quarter of 2008 and $400,000 in the third quarter of 2009. The increase in the provision for loan losses in 2009 is due to continued corporate and retail loan growth coupled with an increase in non-performing loans. Annualized net loan charge-offs as a percentage of average loans totaled 7 basis points for the year ended December 31, 2009 as compared to 5 basis points in the comparable period in 2008.
The Company also announced today a quarterly cash dividend of $0.07 per share to be paid on February 18, 2010 to shareholders of record as of February 4, 2010.
Press releases and SEC filings can be viewed on our website www.RiverBk.com under the “About Us” tab.
LSB Corporation is a Massachusetts corporation that conducts all of its operations through its sole subsidiary, River Bank (the “Bank”). The Bank offers a range of commercial and consumer loan and deposit products and is headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of Boston. River Bank operates 5 full-service banking offices in Massachusetts in Andover, Lawrence, Methuen (2) and North Andover and 2 full-service banking offices in New Hampshire in Derry and Salem.
The reader is cautioned that this press release may contain certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are expressions of management’s expectations as of the date of this press release regarding future events or trends and which do not relate to historical matters. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, changes in real estate valuations, general economic conditions (either nationally or regionally), regulatory considerations and competition. For more information about these factors, please see our recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” As a result of such risk factors and uncertainties, the Company’s actual results may differ materially from such forward-looking statements. The Company does not undertake and specifically disclaims any obligation to publicly release updates or revisions to any such forward-looking statements as a result of new information, future events or otherwise.

LSB Corporation
Select Financial Data
(unaudited)

	Three months ended		Twelve months ended
(For the periods ending)	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008

Performance ratios (annualized):
Efficiency ratio	63.98%	63.08%	64.74%	62.54%
Return on average assets	0.71%	1.96%	0.64%	(0.39)%
Return on average stockholders equity	8.28%	26.08%	6.97%	(4.63)%
Net interest margin	2.63%	2.39%	2.56%	2.50%
Interest rate spread (int. bearing only)	2.32%	2.09%	2.23%	2.14%

Dividends paid per share during period	$0.05	$0.15	$0.30	$0.58

(At)		Dec. 31, 2009	Dec. 31, 2008
	“Well Capitalized”
	Minimums
Capital Ratios:
Stockholders’ equity to total assets	N/A	7.41%	9.48%
RiverBank Tier 1 leverage ratio	5.0%	6.85%	8.18%

Risk-Based Capital Ratio:
LSB Corporation Tier 1 risk-based	6.0%	9.74%	13.30%
RiverBank Tier 1 risk-based	6.0%	9.57%	11.83%
RiverBank total risk-based	10.0%	11.84%	12.97%

Asset Quality:
Allowance for loan losses as a percent of total loans		1.34%	1.30%
Allowance as a percent of non-performing loans		119.41%	225.83%
Non-performing loans as a percent of total loans		1.12%	0.58%
Non-performing assets as a percent of total assets		0.74%	0.36%

Per Share Data:
Book value per share including CPP		$13.43	$16.14
Book value per share excluding CPP		$13.43	$12.78
Tangible book value per share including CPP		$12.57	$15.40
Tangible book value per share excluding CPP		$12.57	$12.04
Reconciliation Table — Non-GAAP Financial Information
(Dollars in thousands, except per share data)
(unaudited)

	Three months ended		Twelve months ended
(For the periods ended)	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008

Net income (loss) attributable to common shareholders per GAAP	$795	$3,664	$3,792	$(2,727)
Add: Impairment of investments, net of tax	—	(2,816)	—	6,567

Net operating earnings attributable to common shareholders (non-GAAP)	$795	$848	$3,792	$3,840

Diluted net operating earnings per common share	$0.18	$0.19	$0.85	$0.86

Return on average assets	0.71%	0.45%	0.64%	0.55%
Return on average stockholders’ equity	8.28%	6.03%	6.97%	6.54%

LSB CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(unaudited)

(At)	Dec. 31, 2009	Dec. 31, 2008

Retail loans	$159,101	$134,079
Corporate loans	377,518	318,542

Total loans	536,619	452,621

Allowance for loan losses	(7,168)	(5,885)

Investments available for sale	230,533	264,561
FHLB stock	11,825	11,825

Total investments	242,358	276,386

Federal funds sold	6,597	6,469
Other assets	38,192	31,733

Total assets	$816,598	$761,324

Core deposits	$252,389	$177,639
Term deposits	240,405	231,024

Total deposits	492,794	408,663

Borrowed funds	259,082	276,490
Other liabilities	4,202	4,029

Total liabilities	756,078	689,182

Total stockholders’ equity	60,520	72,142

Total liabilities and stockholders’ equity	$816,598	$761,324

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(unaudited)

	Three months ended		Twelve months ended
(For the period ended)	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008

Interest income	$10,441	$9,988	$40,842	$38,755
Interest expense	5,208	5,668	21,267	21,880

Net interest income	5,233	4,320	19,575	16,875
Provision for loan losses	540	450	1,640	1,285

Net interest income after provision for loan losses	4,693	3,870	17,935	15,590
Impairment of investments	—	(722)	—	(10,105)
Gain on sales of investments	803	—	1,832	—
Prepayment penalty on FHLB advances	(127)	—	(127)	—
Other non-interest income	519	577	2,091	2,116
Salary & employee benefits expense	2,070	1,744	7,083	6,706
FDIC deposit insurance premiums	231	37	1,253	83
Other non-interest expense	1,379	1,308	5,691	5,087

Total non-interest expense	3,680	3,089	14,027	11,876

Net income (loss) before income taxes	2,208	636	7,704	(4,275)
Income tax expense (benefit)	757	(3,032)	2,667	(1,552)

Net income (loss) before preferred stock dividends and accretion	1,451	3,668	5,037	(2,723)
Preferred stock dividends and accretion	(656)	(4)	(1,245)	(4)

Net income (loss) attributable to common shareholders	$795	$3,664	$3,792	$(2,727)

Basic earnings (loss) per common share	$0.18	$0.82	$0.85	$(0.61)
Diluted earnings (loss) per common share	$0.18	$0.82	$0.85	$(0.61)
End of period common shares outstanding	4,506,686	4,470,941	4,506,686	4,470,941
Weighted average common shares outstanding:
Basic	4,501,550	4,464,332	4,484,920	4,468,484
Diluted	4,502,948	4,468,708	4,486,044	4,484,550